Exhibit 99.1

FOR RELEASE (10.25.2023)	Alan A. Villalon, Chief Financial Officer 952.417.3733 (Office)

ALERUS FINANCIAL CORPORATION REPORTS

THIRD QUARTER 2023 NET INCOME OF $9.2 MILLION

MINNEAPOLIS, MN (October 25, 2023) – Alerus Financial Corporation (Nasdaq: ALRS), or the Company, reported net income of $9.2 million for the third quarter of 2023, or $0.45 per diluted common share, compared to net income of $9.1 million, or $0.45 per diluted common share, for the second quarter of 2023, and net income of $9.6 million, or $0.47 per diluted common share, for the third quarter of 2022.

CEO Comments

President and Chief Executive Officer Katie Lorenson said, “Alerus’ fundamental execution of key strategic initiatives continued during the third quarter with strong deposit retention and acquisition while maintaining noninterest-bearing deposits at 25% and a loan to deposit ratio of 90% without the utilization of brokered deposits. We remain focused on building a valuable commercial wealth bank and continued to attract high-performing revenue producers while prudently managing expenses. In our National Retirement Services division, we exited the ESOP trustee business to invest in our scaled key service lines where Alerus is currently ranked as a top 25 provider in the country. Throughout the Company our teams continued to work together with urgency on process improvement with a constant focus on speed and responsiveness to deliver an exceptional client experience while driving increased capacity and resulting efficiencies.

As the industry continues to face headwinds, we believe Alerus is well positioned for the future. We have a best in class diversified business model that is non-spread dependent with over half of our revenues derived from retirement and wealth management which deliver durable, recurring, and annuitized revenues on minimal capital allocation. We have strong capital, reserves and liquidity levels allowing us to be strategic and opportunistic while holding steadfast to our financial disciplines. In addition, we have a dedicated and loyal team who is focused on adding value to our clients. We thank our team members for their hard work as we continue to build upon our strong foundation.”

Third Quarter Highlights

◾	Total deposits were stable at $2.9 billion compared to the end of the second quarter and as of December 31, 2022
◾	Noninterest-bearing deposits remained constant at 25% of total deposits from the second quarter to the third quarter of 2023
◾	Loan to deposit ratio as of September 30, 2023 was 90.7%, compared to 83.8% as of December 31, 2022, with no brokered deposits utilized
◾	Noninterest income was 58.21% of total revenue, compared to 53.69% for the second quarter of 2023
◾	Yield on interest earning assets increased 11 basis points from 4.55% in the second quarter to 4.66% in the third quarter of 2023
◾	Noninterest income increased $2.6 million, or 10.2%, driven by a $2.8 million gain related to the sale of the ESOP trustee business in the retirement and benefit services division in the third quarter of 2023. Excluding the ESOP trustee business, noninterest income was up $0.4 million, or 1.6%, when compared to the second quarter of 2023
◾	Core retirement and benefit services revenue, excluding the ESOP trustee business, increased $0.5 million, or 3.3%, when compared to the second quarter of 2023
◾	Net recoveries to average loans of 0.09%, compared to net recoveries to average loans of 0.07% for the second quarter of 2023
◾	Allowance for credit losses to total loans was 1.39% as of September 30, 2023, compared to 1.27% as of December 31, 2022
◾	Repurchased $1.2 million of the Company’s outstanding stock at an average purchase price of $17.98, reducing common shares outstanding by 68,428 at quarter end
◾	Common equity tier 1 capital to risk weighted assets as of September 30, 2023 was 13.01%, compared to 13.39% as of December 31, 2022

Selected Financial Data (unaudited)

	As of and for the
	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars and shares in thousands, except per share data)	2023	2023	2022	2023	2022
Performance Ratios
Return on average total assets	0.95%	0.96%	1.02%	0.93%	1.13%
Return on average common equity	10.05%	10.14%	10.25%	9.79%	11.27%
Return on average tangible common equity (1)	13.51%	13.71%	13.89%	13.27%	14.59%
Noninterest income as a % of revenue	58.21%	53.69%	48.82%	54.51%	54.08%
Net interest margin (tax-equivalent)	2.27%	2.52%	3.21%	2.50%	3.02%
Efficiency ratio (1)	73.37%	72.79%	74.76%	73.57%	73.94%
Net charge-offs/(recoveries) to average loans	(0.09)%	(0.07)%	0.07%	(0.04)%	0.04%
Dividend payout ratio	42.22%	42.22%	38.30%	43.08%	33.33%
Per Common Share
Earnings per common share - basic	$0.46	$0.45	$0.48	$1.31	$1.58
Earnings per common share - diluted	$0.45	$0.45	$0.47	$1.30	$1.56
Dividends declared per common share	$0.19	$0.19	$0.18	$0.56	$0.52
Book value per common share	$17.60	$17.96	$17.25
Tangible book value per common share (1)	$14.32	$14.60	$13.76
Average common shares outstanding - basic	19,872	20,033	19,987	19,977	18,186
Average common shares outstanding - diluted	20,095	20,241	20,230	20,193	18,431
Other Data
Retirement and benefit services assets under administration/management	$34,552,569	$35,052,652	$30,545,694
Wealth management assets under administration/management	$3,724,091	$3,857,710	$3,435,786
Mortgage originations	$109,637	$111,261	$229,901	$298,626	$686,060

(1)Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Results of Operations

Net Interest Income

Net interest income for the third quarter of 2023 was $20.4 million, a $1.8 million, or 8.3%, decrease from the second quarter of 2023. Net interest income decreased $7.9 million, or 28.0%, from $28.3 million from the third quarter of 2022. Interest income increased $1.7 million, or 4.2%, from the second quarter of 2023, primarily driven by an 11 basis point increase in yield on interest earning assets mostly attributable to higher yields on new loans. The increase in interest income was more than offset by a $3.5 million increase in interest expense, primarily due to an increase in rates paid on interest-bearing deposits and an increase in the average short-term borrowings balance. The increase in interest expense paid on deposits was due to heightened deposit competition, the impact of rising short-term interest rates on indexed money market deposits and clients moving deposits out of noninterest bearing products into interest-bearing products.

Net interest margin (tax-equivalent), was 2.27% for the third quarter of 2023, a 25 basis point decrease from 2.52% for the second quarter of 2023, and a 94 basis point decrease from 3.21% for the third quarter of 2022. The decrease in net interest margin from the prior quarter reflected the impact of rising interest rates on our interest-bearing liabilities partially offset by higher yields on new loans and accretion of fair value marks from the Metro Phoenix Bank transaction.

Noninterest Income

Noninterest income for the third quarter of 2023 was $28.4 million, a $2.6 million, or 10.2%, increase from the second quarter of 2023. The quarter over quarter increase was driven by the divestiture of the ESOP trustee business where a $2.8 million gain was recognized in the quarter. Excluding the ESOP trustee business, core retirement and benefit services revenue increased $0.5 million, or 3.3%, when compared to the second quarter of 2023. Mortgage saw a $0.4 million decrease in mortgage banking revenue with mortgage originations of $109.6 million for the third quarter of 2023, compared to originations of $111.3 million in the second quarter of 2023. Retirement and benefit services revenue increased $2.7 million, or 17.1%, mainly due to the gain on sale as a result of the sale of the ESOP trustee business. Assets under administration/management decreased due to challenged equity and bond market returns. Similarly, wealth management revenue decreased $0.2 million, remaining mostly stable despite assets under administration/management decreasing due to challenging equity and bond markets.

Noninterest income for the third quarter of 2023 increased $1.4 million, or 5.2%, from $27.0 million in the third quarter of 2022. The year over year increase was primarily driven by a $2.0 million increase in Retirement and Benefit services revenue due to the divestiture of the ESOP trustee business and increased assets under administration/management. Assets under administration/management were higher due to an increase in overall plans and participants coupled with improved equity and bond markets. The increase in revenues was partially offset by a $0.2 million decrease related to the exit of the payroll business in 2022. In addition, mortgage revenue decreased $1.3 million due to decreased origination volume resulting from higher interest rates. Wealth management revenue increased $0.4 million driven by an increase in assets under administration/management over the prior year. Assets under administration/management increased over the prior year due to continued success in client acquisition coupled with improved equity and bond markets.

Noninterest Expense

Noninterest expense for the third quarter of 2023 was $37.2 million, a $0.9 million, or 2.4%, increase from the second quarter of 2023. Compensation and employee taxes and benefits expenses increased $0.4 million from the second quarter of 2023, mainly due to severance costs of $0.3 million and $0.3 million of talent acquisition costs, offset by decreased salaries and mortgage incentive compensation as overall headcount declined. Net of the $0.6 million severance and talent acquisition costs, compensation and employee taxes and benefits expenses decreased $0.2 million in the third quarter of 2023.

Noninterest expense for the third quarter of 2023 decreased $5.5 million, or 12.9%, from $42.8 million in the third quarter of 2022. The year over year decrease was primarily due to a $2.1 million decrease in compensation and a $1.4 million decrease in professional fees and assessments. Compensation decreased primarily due to a decrease in overall headcount and due to lower mortgage-related incentive compensation due to lower mortgage originations. The decrease in professional fees and assessments was due to merger-related expenses incurred in the third quarter of 2022, in connection with the acquisition of Metro Phoenix Bank.

Financial Condition

Total assets were $3.9 billion as of September 30, 2023, an increase of $89.5 million, or 2.4%, from December 31, 2022. The increase was primarily due to a $162.4 million increase in loans, a $6.9 million increase in loans held for sale and a $6.5 million increase in cash and cash equivalents, partially offset by a decrease of $96.0 million in investment securities.

Loans

Total loans were $2.6 billion as of September 30, 2023, an increase of $162.4 million, or 6.6%, from December 31, 2022. The increase was primarily driven by a $143.3 million increase in commercial real estate loans and a $38.2 million increase in residential real estate loans, offset by a $1.5 million decrease in commercial and industrial loans, a $0.1 million decrease in real estate construction loans and a $19.8 million decrease in other consumer revolving and installment loans.

The following table presents the composition of our loan portfolio as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2023	2023	2023	2022	2022
Commercial
Commercial and industrial	$582,387	$551,860	$553,578	$583,876	$564,655
Real estate construction	97,742	78,428	108,776	97,810	89,215
Commercial real estate	1,025,014	1,003,821	934,324	881,670	819,068
Total commercial	1,705,143	1,634,109	1,596,678	1,563,356	1,472,938
Consumer
Residential real estate first mortgage	717,793	707,630	698,002	679,551	649,818
Residential real estate junior lien	152,677	157,231	152,281	150,479	143,681
Other revolving and installment	30,817	34,552	39,664	50,608	51,794
Total consumer	901,287	899,413	889,947	880,638	845,293
Total loans	$2,606,430	$2,533,522	$2,486,625	$2,443,994	$2,318,231

Deposits

Total deposits were $2.9 billion as of September 30, 2023, a decrease of $43.3 million, or 1.5%, from December 31, 2022. Interest-bearing deposits increased $99.7 million, while noninterest-bearing deposits decreased $143.0 million, from December 31, 2022. The decrease in total deposits was due to both public unit depositor seasonality and clients using excess liquidity and paying down revolving debt. Noninterest-bearing deposits remained stable at 25% of total deposits. Time deposit balances increased as higher short-term CD rates attracted primarily new deposits to the Company with some internal transfers of money from current customers. The Company continued to have $0 of brokered deposits as of September 30, 2023.

The following table presents the composition of our deposit portfolio as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2023	2023	2023	2022	2022
Noninterest-bearing demand	$717,990	$715,534	$792,977	$860,987	$905,228
Interest-bearing
Interest-bearing demand	759,812	753,194	817,675	706,275	653,216
Savings accounts	88,341	93,557	99,742	99,882	101,820
Money market savings	959,106	986,403	1,076,166	1,035,981	1,079,520
Time deposits	346,935	304,167	245,418	212,359	222,027
Total interest-bearing	2,154,194	2,137,321	2,239,001	2,054,497	2,056,583
Total deposits	$2,872,184	$2,852,855	$3,031,978	$2,915,484	$2,961,811

Asset Quality

Total nonperforming assets were $9.0 million as of September 30, 2023, an increase of $5.2 million, or 135.6%, from December 31, 2022. This increase was primarily driven by one borrower relationship. As of September 30, 2023, the allowance for credit losses on loans was $36.3 million, or 1.39% of total loans, compared to $31.1 million, or 1.27% of total loans, as of December 31, 2022.

The following table presents selected asset quality data as of and for the periods indicated:

	As of and for the three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2023	2023	2023	2022	2022
Nonaccrual loans	$9,007	$2,233	$2,118	$3,794	$4,303
Accruing loans 90+ days past due	—	347	—	—	1,000
Total nonperforming loans	9,007	2,580	2,118	3,794	5,303
OREO and repossessed assets	3	—	—	30	904
Total nonperforming assets	$9,010	$2,580	$2,118	$3,824	$6,207
Net charge-offs/(recoveries)	(594)	(403)	170	(178)	405
Net charge-offs/(recoveries) to average loans	(0.09)%	(0.07)%	0.03%	(0.03)%	0.07%
Nonperforming loans to total loans	0.35%	0.10%	0.09%	0.16%	0.23%
Nonperforming assets to total assets	0.23%	0.07%	0.05%	0.10%	0.17%
Allowance for credit losses on loans to total loans	1.39%	1.41%	1.41%	1.27%	1.34%
Allowance for credit losses on loans to nonperforming loans	403%	1,384%	1,657%	821%	584%

For the third quarter of 2023, the Company had net recoveries of $594 thousand, compared to net recoveries of $403 thousand for the second quarter of 2023 and $405 thousand of net charge-offs for the third quarter of 2022.

The Company did not record a provision for credit losses for the third quarter of 2023 due to strong credit quality indicators and net recoveries for the quarter. Beginning on January 1, 2023, the allowance for credit losses on loans is computed under the current expected credit loss, or CECL, accounting standard and prior to that the allowance for credit losses was computed using the incurred loss method. The unearned fair value adjustments on the acquired Metro Phoenix Bank loan portfolio were $5.5 million and $7.1 million, as of September 30, 2023 and December 31, 2022, respectively.

Capital

Total stockholders’ equity was $349.4 million as of September 30, 2023, a decrease of $7.5 million from December 31, 2022. This change was driven by an increase in accumulated other comprehensive loss of $14.8 million. Tangible book value per common share, a non-GAAP financial measure, decreased to $14.32 as of September 30, 2023, from $14.37 as of December 31, 2022. Tangible common equity to tangible assets, a non-GAAP financial measure, decreased to 7.47% as of September 30, 2023, from 7.74% as of December 31, 2022. Common equity tier 1 capital to risk weighted assets decreased to 13.01% as of September 30, 2023, from 13.39% as of December 31, 2022.

During the third quarter of 2023, the Company repurchased approximately $1.2 million of its outstanding stock at an average purchase price of $17.98, which reduced common shares outstanding by 68,428 at quarter end.

The following table presents our capital ratios as of the dates indicated:

	September 30,	December 31,	September 30,
	2023	2022	2022
Capital Ratios(1)
Alerus Financial Corporation Consolidated
Common equity tier 1 capital to risk weighted assets	13.01%	13.39%	13.63%
Tier 1 capital to risk weighted assets	13.30%	13.69%	13.94%
Total capital to risk weighted assets	16.10%	16.48%	16.84%
Tier 1 capital to average assets	11.14%	11.25%	10.82%
Tangible common equity / tangible assets (2)	7.47%	7.74%	7.59%

Alerus Financial, N.A.
Common equity tier 1 capital to risk weighted assets	12.68%	12.76%	13.01%
Tier 1 capital to risk weighted assets	12.68%	12.76%	13.01%
Total capital to risk weighted assets	13.86%	13.83%	14.11%
Tier 1 capital to average assets	10.72%	10.48%	11.12%

(1)	Capital ratios for the current quarter are to be considered preliminary until the Call Report for Alerus Financial, N.A. is filed.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call at 11:00 a.m. Central Time on Thursday, October 26, 2023, to discuss its financial results. The call can be accessed via telephone at (833) 470-1428, using access code 328527. A recording of the call and transcript will be available on the Company’s investor relations website at investors.alerus.com following the call.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company with corporate offices in Grand Forks, North Dakota, and the Minneapolis-St. Paul, Minnesota metropolitan area. Through its subsidiary, Alerus Financial, N.A., the Company provides innovative and comprehensive financial solutions to business and consumer clients through four distinct business segments—banking, retirement and benefit services, wealth management, and mortgage. The Company provides clients with a primary point of contact to help fully understand the unique needs and delivery channel preferences of each client. Clients are provided with competitive products, valuable insight and sound advice supported by digital solutions designed to meet the clients’ needs. The Company has banking, mortgage, and wealth management offices in Grand Forks and Fargo, North Dakota, the Minneapolis-St. Paul, Minnesota metropolitan area, and Phoenix, Scottsdale, and Mesa Arizona. Alerus retirement and benefit services plan administration hubs are located in Minnesota, Michigan, and Colorado.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy and financial performance. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying tables. Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements the Company makes regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus Financial Corporation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in forward-looking statements include, among others, the following: interest rate risk, including the effects of recent and potential additional rate increases by the Federal Reserve; our ability to successfully manage credit risk and maintain an adequate level of allowance for credit losses; new or revised accounting standards, including as a result of the implementation of the new Current Expected Credit Loss Standard; business and economic conditions generally and in the financial services industry, nationally and within our market areas, including continued rising rates of inflation and possible recession; the effects of recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short-period of time at Silicon Valley Bank, Signature Bank and First Republic Bank that resulted in the failure of those institutions; the overall health of the local and national real estate market; concentrations within our loan portfolio; the level of nonperforming assets on our balance sheet; our ability to implement our organic and acquisition growth strategies, including the integration of Metro Phoenix Bank which the Company acquired in 2022; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools; interruptions involving our information technology and telecommunications systems or third-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid technological change in the financial services industry; increased competition in the financial services industry from non-banks such as credit unions and Fintech companies, including digital asset service providers; our ability to successfully manage liquidity risk, including our need to access higher cost sources of funds such as fed funds purchased and short-term borrowings; the concentration of large deposits from certain clients, who have balances above current FDIC insurance limits; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which the Company may become subject; potential impairment to the goodwill the Company recorded in connection with our past acquisitions, including the acquisition of Metro Phoenix Bank; the extensive regulatory framework that applies to us; the impact of recent and future legislative and regulatory changes, including in response to the recent failures of Silicon Valley Bank, Signature Bank and First Republic Bank; fluctuations in the values of the securities held in our securities portfolio, including as a result of changes in interest rates; governmental monetary, trade and fiscal policies; risks related to climate change and the negative impact it may have on our customers and their businesses; severe weather, natural disasters, widespread disease or pandemics, such as the COVID-19 global pandemic; acts of war or terrorism, including the Israeli-Palestinian conflict and the Russian invasion of Ukraine, or other adverse external events; any material weaknesses in our internal control over financial reporting; changes to U.S. or state tax laws, regulations and guidance, including the new 1.0% excise tax on stock buybacks by publicly traded companies; talent and labor shortages and employee turnover; our success at managing the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	September 30,	December 31,
	2023	2022
Assets	(Unaudited)	(Audited)
Cash and cash equivalents	$64,724	$58,242
Investment securities
Available-for-sale, at fair value	640,001	717,324
Held-to-maturity, at carrying value (allowance for credit losses of $218 at September 30, 2023)	303,268	321,902
Loans held for sale	16,346	9,488
Loans	2,606,430	2,443,994
Allowance for credit losses on loans	(36,290)	(31,146)
Net loans	2,570,140	2,412,848
Land, premises and equipment, net	17,182	17,288
Operating lease right-of-use assets	5,986	5,419
Accrued interest receivable	15,561	12,869
Bank-owned life insurance	33,012	33,991
Goodwill	46,783	47,087
Other intangible assets	18,482	22,455
Servicing rights	2,214	2,643
Deferred income taxes, net	47,978	42,369
Other assets	87,461	75,712
Total assets	$3,869,138	$3,779,637
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$717,990	$860,987
Interest-bearing	2,154,194	2,054,497
Total deposits	2,872,184	2,915,484
Short-term borrowings	515,470	378,080
Long-term debt	58,928	58,843
Operating lease liabilities	6,286	5,902
Accrued expenses and other liabilities	66,868	64,456
Total liabilities	3,519,736	3,422,765
Stockholders’ equity
Preferred stock, $1 par value, 2,000,000 shares authorized: 0 issued and outstanding	—	—
Common stock, $1 par value, 30,000,000 shares authorized: 19,847,706 and 19,991,681 issued and outstanding	19,848	19,992
Additional paid-in capital	151,875	155,095
Retained earnings	291,162	280,426
Accumulated other comprehensive loss	(113,483)	(98,641)
Total stockholders’ equity	349,402	356,872
Total liabilities and stockholders’ equity	$3,869,138	$3,779,637

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars and shares in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Interest Income	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$34,986	$33,267	$25,379	$99,187	$60,659
Investment securities
Taxable	6,146	6,125	5,939	18,222	17,447
Exempt from federal income taxes	182	186	209	558	638
Other	724	762	748	2,221	1,021
Total interest income	42,038	40,340	32,275	120,188	79,765
Interest Expense
Deposits	14,436	12,678	1,852	36,218	3,494
Short-term borrowings	6,528	4,763	1,516	15,684	1,794
Long-term debt	679	665	591	1,999	1,712
Total interest expense	21,643	18,106	3,959	53,901	7,000
Net interest income	20,395	22,234	28,316	66,287	72,765
Provision for credit losses	—	—	—	550	—
Net interest income after provision for credit losses	20,395	22,234	28,316	65,737	72,765
Noninterest Income
Retirement and benefit services	18,605	15,890	16,597	49,977	50,536
Wealth management	5,271	5,450	4,852	15,915	15,726
Mortgage banking	2,510	2,905	3,782	7,132	14,751
Service charges on deposit accounts	328	311	377	940	1,152
Other	1,693	1,222	1,402	5,475	3,541
Total noninterest income	28,407	25,778	27,010	79,439	85,706
Noninterest Expense
Compensation	19,071	18,847	21,168	57,076	61,467
Employee taxes and benefits	4,895	4,724	5,079	15,472	17,028
Occupancy and equipment expense	1,883	1,837	1,926	5,619	5,713
Business services, software and technology expense	4,774	5,269	5,373	15,367	15,082
Intangible amortization expense	1,324	1,324	1,324	3,972	3,430
Professional fees and assessments	1,716	1,530	3,126	4,397	6,913
Marketing and business development	692	648	890	2,026	2,304
Supplies and postage	410	406	588	1,275	1,806
Travel	322	306	291	876	826
Mortgage and lending expenses	689	215	409	1,401	1,577
Other	1,484	1,267	2,593	4,022	4,676
Total noninterest expense	37,260	36,373	42,767	111,503	120,822
Income before income taxes	11,542	11,639	12,559	33,673	37,649
Income tax expense	2,381	2,535	2,940	7,222	8,553
Net income	$9,161	$9,104	$9,619	$26,451	$29,096
Per Common Share Data
Earnings per common share	$0.46	$0.45	$0.48	$1.31	$1.58
Diluted earnings per common share	$0.45	$0.45	$0.47	$1.30	$1.56
Dividends declared per common share	$0.19	$0.19	$0.18	$0.56	$0.52
Average common shares outstanding	19,872	20,033	19,987	19,977	18,186
Diluted average common shares outstanding	20,095	20,241	20,230	20,193	18,431

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	September 30,	June 30,	December 31,	September 30,
	2023	2023	2022	2022
Tangible Common Equity to Tangible Assets
Total common stockholders’ equity	$349,402	$357,685	$356,872	$344,839
Less: Goodwill	46,783	47,087	47,087	46,060
Less: Other intangible assets	18,482	19,806	22,455	23,779
Tangible common equity (a)	284,137	290,792	287,330	275,000
Total assets	3,869,138	3,832,978	3,779,637	3,691,253
Less: Goodwill	46,783	47,087	47,087	46,060
Less: Other intangible assets	18,482	19,806	22,455	23,779
Tangible assets (b)	3,803,873	3,766,085	3,710,095	3,621,414
Tangible common equity to tangible assets (a)/(b)	7.47%	7.72%	7.74%	7.59%
Tangible Book Value Per Common Share
Total common stockholders’ equity	$349,402	$357,685	$356,872	$344,839
Less: Goodwill	46,783	47,087	47,087	46,060
Less: Other intangible assets	18,482	19,806	22,455	23,779
Tangible common equity (c)	284,137	290,792	287,330	275,000
Total common shares issued and outstanding (d)	19,848	19,915	19,992	19,987
Tangible book value per common share (c)/(d)	$14.32	$14.60	$14.37	$13.76

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Return on Average Tangible Common Equity
Net income	$9,161	$9,104	$9,619	$26,451	$29,096
Add: Intangible amortization expense (net of tax)	1,046	1,046	1,046	3,138	2,710
Net income, excluding intangible amortization (e)	10,207	10,150	10,665	29,589	31,806
Average total equity	361,735	360,216	372,274	361,260	345,192
Less: Average goodwill	46,882	47,087	48,141	47,018	37,101
Less: Average other intangible assets (net of tax)	15,109	16,153	19,466	16,149	16,605
Average tangible common equity (f)	299,744	296,976	304,667	298,093	291,486
Return on average tangible common equity (e)/(f)	13.51%	13.71%	13.89%	13.27%	14.59%
Efficiency Ratio
Noninterest expense	$37,260	$36,373	$42,767	$111,503	$120,822
Less: Intangible amortization expense	1,324	1,324	1,324	3,972	3,430
Adjusted noninterest expense (g)	35,936	35,049	41,443	107,531	117,392
Net interest income	20,395	22,234	28,316	66,287	72,765
Noninterest income	28,407	25,778	27,010	79,439	85,706
Tax-equivalent adjustment	180	140	112	444	306
Total tax-equivalent revenue (h)	48,982	48,152	55,438	146,170	158,777
Efficiency ratio (g)/(h)	73.37%	72.79%	74.76%	73.57%	73.94%

Alerus Financial Corporation and Subsidiaries

Analysis of Average Balances, Yields, and Rates (unaudited)

(dollars in thousands)

	Three months ended						Nine months ended
	September 30, 2023		June 30, 2023		September 30, 2022		September 30, 2023		September 30, 2022
		Average		Average		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest Earning Assets
Interest-bearing deposits with banks	$29,450	3.09%	$36,418	4.00%	$72,157	2.02%	$35,892	3.45%	$68,811	0.86%
Investment securities (1)	971,913	2.60%	1,007,792	2.53%	1,116,458	2.20%	1,004,436	2.52%	1,165,414	2.09%
Fed funds sold	—	—%	—	—%	21,893	2.37%	—	—%	7,378	2.37%
Loans held for sale	16,518	5.55%	14,536	5.22%	27,032	4.14%	13,822	5.29%	27,864	3.31%
Loans
Commercial:
Commercial and industrial	555,649	6.61%	545,357	6.90%	566,987	5.41%	553,460	6.53%	488,771	4.87%
Real estate construction	88,450	8.52%	87,905	7.43%	70,545	5.60%	93,098	7.46%	52,212	4.71%
Commercial real estate	998,636	5.25%	956,828	5.09%	807,505	4.07%	956,018	5.10%	670,854	3.86%
Total commercial	1,642,735	5.89%	1,590,090	5.84%	1,445,037	4.67%	1,602,576	5.73%	1,211,837	4.30%
Consumer
Residential real estate first mortgage	714,874	3.89%	698,288	3.76%	624,826	3.54%	700,734	3.80%	561,261	3.45%
Residential real estate junior lien	154,939	7.69%	156,276	7.44%	140,664	5.41%	153,664	7.45%	132,968	4.86%
Other revolving and installment	32,288	6.11%	37,759	6.03%	51,834	4.98%	38,148	5.99%	52,150	4.59%
Total consumer	902,101	4.62%	892,323	4.50%	817,324	3.96%	892,546	4.53%	746,379	3.78%
Total loans (1)	2,544,836	5.44%	2,482,413	5.36%	2,262,361	4.41%	2,495,122	5.30%	1,958,216	4.10%
Federal Reserve/FHLB stock	28,761	6.83%	23,724	6.76%	18,449	5.35%	25,403	6.81%	11,877	5.04%
Total interest earning assets	3,591,478	4.66%	3,564,883	4.55%	3,518,350	3.65%	3,574,675	4.51%	3,239,560	3.30%
Noninterest earning assets	230,123		220,604		224,804		224,970		191,652
Total assets	$3,821,601		$3,785,487		$3,743,154		$3,799,645		$3,431,212
Interest-Bearing Liabilities
Interest-bearing demand deposits	$751,455	1.34%	$775,818	1.26%	$659,696	0.13%	$757,995	1.16%	$692,310	0.12%
Money market and savings deposits	1,073,297	3.20%	1,145,335	2.81%	1,180,576	0.40%	1,127,630	2.72%	1,089,137	0.24%
Time deposits	327,264	3.94%	270,121	3.29%	234,459	0.74%	276,797	3.26%	224,603	0.54%
Fed funds purchased	312,121	5.50%	360,033	5.31%	84,149	3.71%	320,861	5.23%	55,527	2.47%
Short-term borrowings	173,913	5.02%	—	—%	168,750	1.71%	84,982	4.92%	60,073	1.71%
Long-term debt	58,914	4.57%	58,886	4.52%	58,843	3.98%	58,886	4.54%	58,875	3.89%
Total interest-bearing liabilities	2,696,964	3.18%	2,610,193	2.78%	2,386,473	0.66%	2,627,151	2.74%	2,180,525	0.43%
Noninterest-Bearing Liabilities and Stockholders' Equity
Noninterest-bearing deposits	692,742		748,942		920,340		743,253		845,375
Other noninterest-bearing liabilities	70,160		66,136		64,067		67,981		60,120
Stockholders’ equity	361,735		360,216		372,274		361,260		345,192
Total liabilities and stockholders’ equity	$3,821,601		$3,785,487		$3,743,154		$3,799,645		$3,431,212
Net interest rate spread		1.48%		1.77%		2.99%		1.77%		2.87%
Net interest margin, tax-equivalent (1)		2.27%		2.52%		3.21%		2.50%		3.02%

(1)	Taxable-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0%.